Exhibit 10.2

April 30, 2009

Deni M. Zodda, Ph.D.

440 Coldstream Dr.

Berwyn, PA 19312

Re:	Separation, Consulting and General Release Agreement

Dear Dr. Zodda:

This letter represents the agreement between NovaDel Pharma Inc. (“NovaDel Pharma” or the “Company”) and Deni M. Zodda (“you”) with respect to the April 30, 2009 termination of your employment (the “Agreement”). Except as expressly set forth herein, the Employment Agreement between the parties dated February 22, 2007 (the “Employment Agreement”) is hereby terminated.

1.	Consulting Services, Compensation and Benefits.

(a)       Services to be Provided. Upon the terms and subject to the conditions of this Agreement, you shall be engaged by the Company as an independent contractor, and not as an employee, to render the services described on Exhibit A attached hereto and made a part hereof (the “Services”), and you hereby accept such engagement. The Services shall be performed by you from time to time during the Term, as hereinafter defined, upon the reasonable request of the Company in accordance with the business needs of the Company (all requests for Services hereunder shall be upon reasonable notice (such notice to be verbal or in writing (by U.S. Mail, facsimile or email)) except that in no event shall you perform greater than thirty (30) hours of Services per calendar month during the Term and all such requests for Services hereunder shall be for a minimum of four (4) hours a day. Notwithstanding the foregoing, the parties agree that there is no minimum hour requirement for Services rendered hereunder in order for you to receive the fees described in Section 1(c) below.

(b)       Term. Beginning on the Effective Date as defined in Paragraph 17, this Agreement, with respect to the Services and certain other provisions herein, shall remain in effect until October 31, 2009 (the “Term”). Upon expiration of the Term, any additional services to be provided by you to the Company shall be by mutual agreement. NovaDel retains the right to terminate the consulting arrangement during the Term if it determines that you are not performing your responsibilities in a good and workmanlike fashion consistent with your skill, expertise and experience.

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(c)       Conflicts of Interest. You shall not assume other commitments nor seek other employment nor undertake other endeavors during the Term of this Agreement that interferes or conflicts with the performance of your duties and responsibilities hereunder or otherwise violate the terms of the Agreement. If, however, after July 31, 2009, you obtain employment which, by contractual obligation, precludes you from providing the Services hereunder, you shall have the right to terminate the consulting arrangement without any further obligation to the Company.

(d)       Authorized Conduct. This Agreement does not create a contract of employment. During the Term, you shall perform the Services as an independent contractor of NovaDel, and not as an agent, servant, employee or representative of NovaDel or its affiliates. Consequently, you shall not have, and shall not make any statement or take any action that might cause any third party to believe that you have the authority to transact any business, enter into any agreements, or in any way bind or make a commitment on behalf of NovaDel or any of its affiliates, unless expressly authorized in writing by NovaDel.

(e)	Compensation.

(i)        Fees and Expenses. NovaDel Pharma will pay you for Services rendered and for making yourself available to render Services a one-time, non-refundable fee of One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500). This payment will be made within seven (7) calendar days following the Effective Date of this Agreement. Such payment will be subject to applicable withholding taxes and you will receive only the net amount of such payment remaining after those withholding taxes have been collected. All reasonable and documented out-of-pocket expenses incurred by you for travel other than to and from NovaDel Pharma’s headquarters in connection with Services performed hereunder shall be reimbursed by NovaDel subject to pre-approval by NovaDel Pharma for any amounts in excess of $100.00. You must submit to NovaDel receipts and other details of each such expense in the form required by NovaDel within 60 days after the later of (i) your incurrence of such expense or (ii) your receipt of the invoice for such expense. If such expense qualifies for reimbursement, then NovaDel will reimburse the expense within 30 days thereafter. In no event will such expense be reimbursed after December 31, 2009. Your right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

(ii)       Option Acceleration and Extension. Each option previously granted to you to acquire shares of NovaDel common stock which is outstanding and vested as of the April 30, 2009 termination date of your employment (the “Termination Date”) shall remain outstanding until the earlier of (i) the expiration of the twelve (12) month period following the Termination Date or (ii) the expiration of the option term. You shall have until the expiration of this period in which to exercise those options. The unvested portion of each such option will terminate on the Termination Date and you will have no further rights or entitlement to acquire shares of NovaDel under such terminated options.

(f)        Medical and Dental Benefits. If you timely elect health care continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986 and/or applicable state laws (“COBRA”), which generally is available for up to 18 months, NovaDel will pay your COBRA premiums between April 30, 2009 and October 31, 2009,. In order to qualify for such payment, you must submit appropriate documentation prior to the end of each month

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notifying the Company that you are maintaining coverage for the ensuing month. During the coverage period, the following provisions shall govern the arrangement: (i) the amount of post-termination coverage costs eligible for payment in any one calendar year of such coverage will not affect the amount of post-termination coverage costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no post-termination coverage costs will be paid after the close of the calendar year following the calendar year in which those coverage costs were incurred; and (iii) your right to the payment of such post-termination coverage costs cannot be liquidated or exchanged for any other benefit. After October 31, 2009, you will be responsible for paying the entire COBRA premium. You (and your eligible dependents) will receive a COBRA election packet that sets forth the details of the continuation coverage available under COBRA, including an explanation about whether you (and your eligible dependents) are eligible for a subsidy of your COBRA premiums under the American Recovery and Reinvestment Act of 2009, which was signed into law on February 17, 2009, and the requirements related to such subsidy.

(g)       Other Benefits. You will no longer be eligible to participate in NovaDel Pharma’s benefit plans, including, but not limited to, its 401(k) program.

(h)       Release of Obligations. You acknowledge and agree that all compensation paid under Sections 1(e) and 1(f) covers and releases any and all severance obligations due and owing to you under the Employment Agreement.

(i)        Tax, Legal and Financial Advice. You hereby acknowledge that you have consulted with and are relying upon your own tax, legal and financial advisors regarding tax and other consequences and risks under your Employment Agreement (including its termination) and the payments under this Agreement. Neither NovaDel nor its counsel have advised you, and are not now advising you, on any tax or other consequences arising from the Employment Agreement or the payments under this Agreement. You will be responsible for all taxes, fines, penalties, interest and fees assessed by or otherwise owed to the Internal Revenue Service or other taxing authority in connection with the Employment Agreement and this Agreement. You hereby agree to indemnify and hold harmless NovaDel to the full extent of any liabilities, payments or costs, including taxes, fines, penalties, interest and fees, which may be assessed against NovaDel for not satisfying any reporting requirements under the Employment Agreement or this Agreement , or failing to withhold taxes in connection with payments thereunder.

2.         Release. In consideration of NovaDel Pharma’s commitment to the various arrangements described herein, including but not limited to the compensation provisions provided in Sections 1(e), you hereby release and discharge NovaDel Pharma, its parent, divisions, subsidiaries and affiliates and their current and former directors, officers, shareholders, agents and employees, and each of their predecessors, successors, and assigns (hereinafter “the Company”), from any and all claims and causes of action (except for the benefits specifically set forth in this Agreement) arising out of or related to any act or omission prior to the date of this Agreement, including claims related to your employment or the termination of your employment. This release includes, but is not limited to, any claims for salary, bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act (except for vested benefits which are not affected by this Agreement); claims under Title VII of the 1964 Civil Rights Act, as amended, Americans With Disabilities Act, Family and Medical Leave Act, Age Discrimination in Employment Act (“ADEA”), New Jersey Law Against Discrimination, New

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Jersey Conscientious Employee Protection Act, the New Jersey Family Medical Leave Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment laws, the New Jersey Constitution, and or any other federal, state, or local laws, and claims for breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, and for attorneys’ fees, that you or you heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement. You represent and warrant that you have not filed any complaints, charges, lawsuits or legal actions with any court or government agency against the Company. You agree that if any court or agency assumes jurisdiction of any such complaint, charge, lawsuit, or other legal action filed by you or on your behalf relating to any claims being released by you in this Agreement, you will request such court or agency to withdraw from the matter and you hereby agree to waive any right to relief and to return any relief afforded. You are not waiving any claims that may arise after you execute the Agreement. This release excludes any waiver of claims that cannot be waived as a matter of law.

3.         Cooperation with Agencies. Nothing in this Agreement is intended to prohibit or restrict you from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. You further agree that you will not seek or accept personal equitable or monetary relief in any civil action, suit or legal proceeding that involves any matter occurring at any time prior to the Effective Date of this Agreement.

4.	Confidentiality.

(a)       You covenant and agree that Section 5 of your Employment Agreement survives termination of the Employment Agreement and the Term hereof. You covenant and agree that during and after the Term, you will keep confidential and not disclose or make accessible to any other person or use for any purpose, for yourself or others, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” includes, but is not limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. You expressly acknowledge the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.

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(b)       You further covenant and agree that, in accordance with Section 5 of your Employment Agreement, all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by you, either alone or in conjunction with others, during your term of the Employment Agreement and during the Term hereof shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).

(c)       You further covenant and agree that all rights to, interests in or opportunities regarding patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields of potential interest to the Company or one of its affiliates (the “Third-Party Inventions”) identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including you), agents or consultants shall be and remain the sole and exclusive property of the Company or such affiliate. You shall have no rights whatsoever to such Third-Party Inventions and will not pursue for yourself or others any transaction relation to the Third-Party Inventions.

(d)       You further covenant and agree that unless required by law, you will not disclose the terms of this Agreement to anyone other than your immediate family, tax advisor and legal counsel without the written consent of NovaDel Pharma and that you will immediately instruct your immediate family, tax advisor and legal counsel not to disclose such information to anyone.

5.	Non-Competition, Non-Solicitation, and Non-Disparagement.

(a)       You covenant and agree that Section 6 of your Employment Agreement survives termination of the Employment Agreement and the Term hereof to the following extent. You covenant and agree that during the Term and for a period of twelve (12) months thereafter, you will not, on behalf of yourself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), directly or indirectly enter into or engage in any business which is engaged in any business directly competitive with the business of the Company, either as an individual for your own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which you agree is deemed to be worldwide For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development of novel application oral drug delivery systems for presently marketed prescription and over-the-counter drugs where such drug is a small molecule, non-biologic, and providing consulting services in connection therewith, and in the future in any other business in which it actually devotes substantive resources to study, develop or pursue. For the sake of clarity, you will not be in breach of this paragraph 5(a) if you become employed by or consult to a Person whose primary business is outside the area of novel oral drug delivery systems for use with small molecule, non-biologic pharmaceuticals. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit you from acquiring or holding, directly or indirectly (including through membership in a partnership, corporation, limited liability company or other entity in which you recuse yourself from involvement therein), solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with

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the business of the Company so long as such securities do not, in the aggregate, constitute more than 4.9% of any class or series of outstanding securities of such corporation.

(b)       You further covenant and agree that during the Term and for twelve (12) months thereafter, you will not, directly or indirectly, without the prior written consent of the Company: (i) solicit or induce any employee of the Company or any of its affiliates to leave the employee of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or (ii) solicit or accept employment or be retained by any Person who, at any time during your employment with the Company, was an agent, client or customer of the Company or any of its affiliates where your position will be related to the business of the Company of any such affiliate; or (iii) solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(c)       You further covenant and agree that you will not directly or indirectly disparage, whether or not true, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

6.	Additional Covenants.

(a)       Cooperation. You covenant and agree to cooperate with and make yourself readily available to NovaDel Pharma or its counsel, as NovaDel Pharma may reasonably request, to assist it in any matter, including but not limited to, providing information, giving truthful testimony in any litigation or potential litigation over which you may have knowledge, information or expertise, and signing routine documents for administrative purposes. All reasonable and documented out-of-pocket expenses incurred by you in connection therewith shall be reimbursed by the Company.

(b)       Return of Company Property. You covenant and agree that to the best of your knowledge, you have previously returned any and all property of the Company, including but not limited to all records, files, notes, memoranda, reports, work product and similar items and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks cassettes and other physical representations of and information relating to the Company, whether or not constituting confidential information, and you will promptly return to the Company any of the same that you discover after the date hereof.

7.         Public Filings. Any public filings made by the Company that refer to your termination will characterize it as resignation by you. You will be entitled to reasonable consultation and review with regard to the Company’s initial press release disclosing your termination. The Company shall have the right to make any and all subsequent filings required by law.

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8.        Indemnification.

(a)       The Company agrees to indemnify and hold you harmless to the extent fully permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the “Damages”), to which you may become subject in connection with or otherwise relating to or arising from Services provided hereunder, and will reimburse you for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing or defending any reasonably believed to be threatened or pending claim, action, proceeding or investigation (collectively, the “Proceedings”) arising therefrom, so long as you are a formal party to such Proceeding, and in enforcing this Agreement; provided, that the Company will not be liable to you to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from your bad faith, gross negligence or willful misconduct. The Company also agrees that you will not have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with the performance of Services by you hereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from your bad faith, gross negligence or willful misconduct.

(b)       You agree to indemnify and hold harmless the Company and its affiliates and their respective present and former directors, officers, employees, agents and controlling persons (each such person, including the Company, a “Company Indemnified Party”) to the extent fully permitted by law from and against any Damages, to which such Company Indemnified Party may become subject in connection with or otherwise relating to or arising from the bad faith, gross negligence or willful misconduct by you in performance of Services hereunder, and will reimburse each Company Indemnified Party for all Expenses as incurred in connection with any Proceedings arising therefrom, so long as the Company Indemnified Party is a formal party to such Proceeding, and in enforcing this agreement.

9.         Unemployment Benefits. The Company will not oppose your application for unemployment benefits.

10.       No Admission of Liability. By entering into this Agreement, the Company does not admit and specifically denies, any liability or wrongdoing, and it is expressly understood and agreed that this Agreement is being entered into solely for the purposes of avoiding and amicably resolving all disputes and potential claims between you and the Company.

11.       Reemployment or Reinstatement. You acknowledge that any employment relationship between you and the Company terminated on April 30, 2009. With the exception of the Services to be provided under this Agreement, you agree that the Company has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future.

12.       Entire Agreement and Severability. You and NovaDel Pharma agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. You and NovaDel Pharma acknowledge that this constitutes the entire agreement on the matters addressed herein and except as set forth herein, supersedes all prior agreements or

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understandings between the parties with respect thereto. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

13.       Remedies. You acknowledge that the Company’s damages at law would be an inadequate remedy for your breach of any provision of Paragraphs 2, 4 and 5, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining you from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of Paragraphs 2, 4 and 5.

14.       Breach of Agreement. In the event that you breach an obligation under this Agreement, the Company retains the right to seek all available remedies and specifically retains the right to retain any outstanding payments due to you under this Agreement and to seek repayment off any payments already made. Notwithstanding any such relief, all of the other terms of this Agreement, including, without limitation, your release of claims, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief.

15.       Arbitration. Any claim or controversy arising out of or related to this Agreement or the interpretation thereof will be settled by arbitration conducted in New Jersey in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. You and the Company agree that the prevailing party in such a matter shall be entitled to reimbursement of all reasonable and documented attorney fees and out-of-pocket expenses incurred in such matter by the other party.

16.       Choice of Law and Jurisdiction. The governing law of this Agreement shall be the substantive and procedural law of the State of New Jersey, without regard to conflict of law principles..

17.       Acknowledgment. You acknowledge that you have carefully read this Agreement and understand all of its terms including the full and final release of claims set forth above. You further acknowledge that you had adequate time to consider the terms of this Agreement and knowingly and voluntarily entered into it; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled; and that you have been advised in writing to consult with an attorney prior to executing the Agreement. You also acknowledge that you have been afforded at least twenty-one (21) calendar days from the receipt of this Agreement to consider the release provision contained herein and that you have seven days after signing this Agreement to revoke it in writing. Revocation must be made by sending a written notice of revocation to Steven B. Ratoff, Interim President and Chief Executive Officer, c/o NovaDel Pharma Inc. 25 Minneakoning Road, Flemington, New Jersey 08822. Accordingly,

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the Agreement does not become effective until one day after the expiration of the seven day revocation period (“Effective Date”).

Please indicate your acceptance of the terms of this Agreement by signing your name in the space provided below.

NOVADEL PHARMA INC.

By:	/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	Chairman, Interim President and Chief Executive Officer

ACCEPTED AND AGREED

/s/ Deni M. Zodda
Deni M. Zodda
Dated: April 30, 2009

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EXHIBIT A

SERVICES

1.	As requested, provide transition assistance to the transition/new NovaDel Pharma Interim Chief Financial Officer, Principal Financial Officer and Corporate Secretary .

2.	As requested, provide operational assistance in the areas of business development and financial planning.

3.	As requested, provide additional operational and strategic assistance.

4.	At all times Mr. Zodda shall report to the transition/new NovaDel Pharma Chief Executive Officer.

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